State of Delaware
Secretary of State
Division of Corporations
Delivered 11:25 AM 08/31/2007
FILED 11:25 AM 08/31/2007
SRV 070984004 - 0840502 FILE

CERTIFICATE OF RESIGNATION

OF

REGISTERED AGENT

Pursuant to Section 136 of the Delaware General Corporation Law, Harvard Business Services, Inc. does hereby resign as registered agent for:

(11) Companies – See attached List)

Written notice of the resignation was given to the corporations at least 30 days prior to the filing of the certificate by mail to the last known address for the corporations. The letter was mailed on July 23, 2007.

I, Richard H. Bell, II, Chairman of the Board of Harvard Business Services, Inc. do hereby sign this document to resign as registered agent of the above corporations on this date of August 31, 2007.

Richard H. Bell

Richard H. Bell, II
Chairman of the Board
Harvard Business Services, Inc.